Exhibit (d)(2)
SOFTWARE DYNAMICS, INCORPORATED
1998 STOCK INCENTIVE PLAN
ARTICLE 1
GENERAL PURPOSE OF PLAN
     The name of this plan is the Software Dynamics, Incorporated 1998 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to enable Software Dynamics, Incorporated, a California corporation (the “Company”) and any Parent or any Subsidiary to obtain and retain the services of the types of employees, consultants, officers and Directors who will contribute to the Company’s long range success and. to provide incentives which are linked directly to increases in share value which will inure to the benefit of all shareholders of the Company.
ARTICLE 2
DEFINITIONS
     For purposes of the Plan, the following terms shall be defined as set forth below:
     “Administrator” shall have the meaning as set forth in Article 3.
     “Board” means the Board of Directors of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
     “Committee” means a committee of the Board designated by the Board to administer the Plan.
     “Company” means Software Dynamics, Incorporated, a corporation organized under the laws of the State of California (or any successor corporation).
     “Date of Grant” means the date on which the Administrator adopts a resolution expressly granting a Right to a Participant, or if a different date is set forth in such resolution as the Date of Grant, then such date as is set forth in such resolution.
     “Director” means a member of the Board.
     “Disability” means permanent and total disability as defined by the Administrator.
     “Election” shall have the meaning set forth in Section 11.3(d).
     “Eligible Person” means an employee, officer, consultant or Director of the Company, any Parent or any Subsidiary.
     “Fair Market Value” per share at any date means (i) if the Stock is listed on an exchange or exchanges, or admitted for trading in a market system which provides last sale data under Rule

11Aa3-1 of the General Rules and Regulations of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended (a “Market System”), the last reported sales price per she on the last business day prior to such date on the principal exchange on which it is traded, or in such a Market System, as applicable, or if no sale was made on such day on such principal exchange or in such a Market System, as applicable, the last reported sales price per she on the most recent day prior to such date on which a sale was reported on such exchange or such Market System, as applicable; or (ii) if the Common Stock is not then traded on an exchange or in such a Market System, the average of the closing bid and asked prices per she for the Common Stock in the over-the-counter market as quoted on NASDAQ on the day prior to such date; or (iii) if the Common Stock is not listed on an exchange or quoted on NASDAQ, an amount determined in good faith by the Administrator, based on a price at which one could reasonably expect such stock to be sold in an arms length transaction, for cash, other than on an installment basis, to a person not employed by, controlled by, in control of or under common control with the issuer of such stock.
     “First Refusal Right” shall have the meaning set forth in Section 8.1(c) of the Plan.
     “Incentive Stock Option” means a Stock Option intended to qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.
     “Non-Statutory Option” means a Stock Option intended to not qualify as an Incentive Stock Option.
     “Offeree” means a Participant who is granted a Purchase Right pursuant to the Plan.
     “Optionee” means a Participant who is granted a Stock Option pursuant to the Plan.
     “Parent” means any present or future corporation which would be a “parent corporation” as that term is defined in Section 424 of the Code.
     “Participant” means any Eligible Person selected by the Administrator, pursuant to the Administrator’s authority in Article 3, to receive grants of Rights.
     “Plan” means this Software Dynamics, Incorporated 1998 Stock Incentive Plan, as the same may be amended or supplemented from time to time.
     “Rights” means Stock Options and Purchase Rights.
     “Repurchase Right” shall have the meaning set forth in Section 8.1(a) of the Plan.
     “Retirement” meets retirement from active employment with the Company or any Parent or Subsidiary as defined by the Administrator.
     “Section 16(b) Person” means a person subject to Section 16(b) of the Exchange Act.
     “Special Terminating Event” with respect to a Participant shall mean the death, Disability or Retirement of that Participant.

     “Stock” means the Common Stock, no par value, of the Company.
     “Stock Option” means an option to purchase shares of Stock granted pursuant to Article 6.
     “Stock Option Agreement” shall have the meaning set forth in Section 6.2.
     “Subsidiary” means any present or future corporation which would be a “subsidiary corporation” as that term is defined in Section 424 of the Code.
     “Tax Date” shall. have the meaning set forth in Section 11.3(d) of the Plan.
     “Ten Percent Shareholder” means a person who on the Date of Grant owns, either directly or through attribution as provided in Section 424(d) of the Code, Stock possessing more than, 10% of the total combined voting power of all classes of stock of his or her employer corporation or of any Parent or Subsidiary.
     “Withholding Right” shall have the meaning set forth in Section 10.3(c) of the Plan.
ARTICLE 3
ADMINISTRATION
     Section 3.1 Administrator. The Plan shall be administered by either (i) the Board; or (u) the Committee (the group that administers the Plan is referred to as the “Administrator”).
     Section 3.2 Powers in General. The Administrator shall have the power and authority to grant to Eligible Persons, pursuant to the terms of the Plan: (i) Stock Options; (ii) Purchase Rights; or (iii) any combination of the foregoing.
     Section 3.3 Specific Powers. In particular, the Administrator shall have the authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (iv) to determine when Rights are to be granted under the Plan; (v) from time to time to select, subject to the limitations set forth in this Plan, those Eligible Persons to whom Rights shall be granted; (vi) to determine the number of shares of Stock to be made subject to each Right; (vii) to prescribe the terms and conditions of each Stock Option, including, without limitation, the exercise price and medium of payment, to determine whether the Stock Option is to be an Incentive Stock Option or a Non Statutory Option and to specify the provisions of the Stock Option agreement relating to such Stock Option; (viii) to prescribe the terms and conditions of each Stock Option and Purchase Right, including, without limitation, the purchase price and medium of payment, vesting provisions and repurchase provisions, and to specify the provisions of the Stock Option Agreement relating to such sale; (ix) to amend any outstanding Rights for the purpose of modifying the time or manner of vesting, the purchase price or exercise price, as the case may be, thereunder or otherwise, subject to applicable legal restrictions and to the consent of the other party to such agreement; (x) to determine when a consultant’s relationship with the Company is sufficient to constitute the equivalent of employment with the Company for purposes of the Plan; (xi) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan; (xii) to make decisions with respect to outstanding options that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; and (xiii) to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan.
     Section 3.4 Decisions Final. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants.
     Section 3.5 The Committee. The Board may, in its sole and absolute discretion, from time to time delegate any or all of its duties and authority with respect to the Plan to the Committee whose members are to be appointed by and to serve at the pleasure of the Board. Once appointed, the Committee shall continue to serve until otherwise directed by the Board From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies; -however caused; in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous written consent of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.
ARTICLE 4
STOCK SUBJECT TO PLAN
     Section 4.1 Stock Subject to the Plan. Subject to adjustment as provided in Article 9, the total number of shares of Stock reserved and available for issuance under the Plan shall be 400,000 shares. Shares reserved hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.
     Section 4.2 Unexercised Rights; Reacquired Shares. To the extent that any Rights expire or are otherwise terminated without being exercised, the shares underlying such Rights (and shares related thereto) shall again be available for issuance in connection with future Rights under the Plan. Shares acquired by the Company upon exercise of Rights pursuant to Section 6.2(e) or Section 11.3 shall not increase the shares available for issuance under the Plan.
ARTICLE 5
ELIGIBILITY
     Directors, officers, employees and consultants of the Company, any Parent or any Subsidiary, who are responsible for or contribute to the management, growth or profitability of the business of the Company, any Parent or any Subsidiary, shall be eligible to be granted Rights hereunder subject to limitations set forth in this Plan; provided, however, that only officers and employees shall, be eligible to be granted Incentive Stock Options hereunder.

ARTICLE 6
STOCK OPTIONS
     Section 6.1 General. Stock Options may be granted one or in addition to other Rights granted under the Plan. Each Stock Option granted under the Plan shall be in such form and under such terms and conditions as the Administrator may from tin to time approve; provided, that such terms and conditions are not inconsistent with the Plan. The provisions of Stock Option Agreements entered into under the Plan need not be identical. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Statutory Options.
     Section 6.2 Terms and Conditions of Stock Options. Each Stock Option granted pursuant to the Plan shall be evidenced by a written option agreement between the Company and the Optionee (the “Stock Option Agreement”), which shall comply with and be subject to the following terms and Conditions:
          (a) Number of Shares. Each Stock Option Agreement shall state the number of shares of Stock to which the Stock Option relates.
          (b) Type of Option. Each Stock Option Agreement shall identify the portion (if any) of the Stock Option which constitutes an Incentive Stock Option.
          (c) Exercise Price. Each Stock Option Agreement shall state the price at which shares subject to the Stock Option may be purchased (the “Exercise Price”), which shall with respect to Incentive Stock Options be not less than 100% of the Fair Market Value of the shares of Stock on the Date of Grant. In the case of Non-Statutory Options, the Exercise Price shall be determined in the sole discretion of the Administrator; provided, however, that the Exercise Price shall be no less than 85% of the Fair Market Value of the shares of Stock on the Date of Grant of the Non-Statutory Option. In the case of either an Incentive Stock Option or a Non-Statutory Option granted to a Ten Percent Shareholder, the Exercise Price shall not be less than 110% of such Fair Market Value.
          (d) Value of Shares. The Fair Market Value of the shares of Stock (determined as of the Date of Grant) with respect to which Incentive Stock Options are first exercisable by an Option Holder under this Plan and all other incentive option plans of the Company and any Parent or Subsidiary in any calendar year shall not, for such year, in the aggregate, exceed $100,000; but this Section 6.2(d) shall not affect the right of the Administrator to accelerate or otherwise alter the time of vesting of any Options granted as Incentive Stock Options, even, if as a result thereof, some of such Options cease being Incentive Stock Options.
          (e) Medium and Time of Payment. The Exercise Price shall be paid in full, at the time of exercise, in cash or cash equivalents or, with the approval of the Administrator, in shares of Stock which have been held by the Optionee for a period of at least six calendar months preceding the date of surrender and which have a Fair Market Value equal to the Exercise Price, or in a combination of cash and such shares, and may be effected in whole or in part (i) with monies received from the Company at the time of exercise as a compensatory cash payment; or (ii) to the extent that the Exercise Price exceeds the par value of the shares so purchased, with monies borrowed from the Company in accordance with Section 11.5.

          (f) Term and Exercise of Stock Options. Stock Options shall be exercisable over the exercise period at the times the Administrator may determine, as reflected in the related Stock Option Agreements. The Administrator shall have discretion as to the schedule pursuant to which the Stock Option is initially exercisable; provided, however, that in no event shall any option vest at a rate of less than 20% per year over 5 years from the Date of Grant of such Stock Options. The exercise period of any Stock Option shall be determined by the Administrator, but shall not exceed ten years from the Date of Grant of the Stock Option. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall be determined by the Administrator, but shall not exceed five years from the Date of Grant of the Stock Option. The exercise period shall be subject to earlier termination upon the occurrence of either a Special Terminating Event, as provided in Section 11.6, or the Termination of Employment, as provided in Section 11.7. A Stock Option may be exercised, as to any or all full shares of Stock as to which the Stock Option has become exercisable, by giving written notice of such exercise to the Company.
ARTICLE 7
[RESERVED]
ARTICLE 8
REACQUISITION OF STOCK OPTIONS AND STOCK;
MARKET STAND-OFF
Section 8.1 Repurchase Rights; Right of First Refusal.
          (a) Stock Option Repurchase Rights. Each Stock Option Agreement shall provide that the Company, following a Special Terminating Event or a Terminating Event, shall have the right to repurchase (the “Repurchase Right”) all or any portion of the Stock purchased by the Optionee upon the exercise of the Optionee’s Stock Option, as well as any Stock issuable upon exercise of any unexercised Stock Options which the Optionee has the right to exercise at the time of such Special Terminating Event or Terminating Event. Following the occurrence of a Terminating Event (which does not result from the Company’s termination of Optionee’s employment “for cause”) or a Special Terminating Event, the Repurchase Right shall be exercisable at a price equal to the Fair Market Value of such Shares or, in the case of unexercised options, the Fair Market Value of the Shares underlying such unexercised options less the exercise price which would be payable upon the exercise of such unexercised options. Following the occurrence of a Terminating Event which does result from the Company’s termination of Optionee’s employment “for cause,” the Repurchase Right shall be exercisable as to all or any portion of the Shares purchased by Optionee upon the exercise of the Option, as well as any unexercised Options which Optionee has the right to exercise at the time of termination, at a price equal to the initial exercise price of such Shares or, in the case of unexercised options, the initial exercise price of the Shares underlying such unexercised options less the exercise price which would be payable upon the exercise of such unexercised options. Fair Market Value shall be determined by the Administrator on the basis of the definition of Fair Market Value set forth in Article 2 of the Plan. To the extent that the Repurchase Right is exercisable at the initial exercise price of the Shares or the Shares underlying unexercised options, the exercise price shall become Fair Market Value as to 20% of such Shares which were originally subject to this Option Agreement on each of the first five anniversaries of the date of this Option Agreement.

          (b) First Refusal Right. Each Stock Option Agreement shall provide that the Company shall have the right of first refusal (the “First Refusal Right”), exercisable in connection with any proposed sale, hypothecation or other disposition of the Stock purchased by the Optionee or Offeree pursuant to a Stock Option Agreement; anal in the event the holder of such shares desires to accept a bona fide third-party offer for any or all of such shares, the Stock shall first be offered to the Company upon the same terms and conditions as are set forth in the bona fide offer.
          (c) Termination of Repurchase and First Refusal Rights. Each Stock Option Agreement may provide, at the Administrator’s discretion, that the Repurchase Rights and First Refusal Rights shall lapse and cease to have effect upon any of the following: (1) the first date on which the Company’s Stock is held of record by more than five hundred (500) persons, (2) a determination by the Company’s Board of Directors that a public market exists for the outstanding shares of the Stock or (3) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock in the aggregate amount of at least $15,000,000.
     Section 8.2 Section 8.2 Market Stand-Off.
          Each Stock Option Agreement shall provide that, in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company’s initial public offering, the Participant shall agree not to sell, make airy short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Stock without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters (the “Market Stand-Off”); provided, however, that in no event shall such period exceed one hundred-eighty (180) days.
ARTICLE 9
ADJUSTMENTS
     Section 9.1 Effect of Certain Changes.
          (a) Stock Dividends, Splits, Etc. If there is any change in the number of outstanding shares of Stock through the declaration of Stock dividends or through a recapitalization resulting in Stock splits, or combinations or exchanges of the outstanding shares, (i) the number of shares of Stock available for Rights, (ii) the number of shares covered by outstanding Rights and (iii) the Exercise Price or Purchase Price of any Stock Option or Purchase Right, In effect prior to such change, shall be proportionately adjusted by the Administrator to reflect any increase or decree in the number of issued shares of Stock; provided, however, that any fractional shares resulting from the adjustment shall be eliminated.
          (b) Liquidation, Dissolution, Merger or Consolidation. In the event of: (i) a dissolution or liquidation of the Company, or any corporate separation or division, Including, but not limited to, a split-up, a split-off or a spin-off, or a sale of substantially all of the assets of the

Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; or (iii) a reverse merger in which the Company is the surviving corporation, but the shares of Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then, at the sole discretion of the Administrator, and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Rights outstanding under the Plan, or shall substitute similar Rights for those outstanding under the Plan, or (ii) such Rights shall continue in full force and effect; or (iii) such Rights, to the extent not then exercisable, shall terminate and expire; provided, however, that not less than thirty days written notice of any such event shall be given to each Rights holder and if such notice is given, each Rights holder shall have the right, during the thirty days preceding such event, to exercise the Right as to all or any part of the shares of Stock covered thereby as to which such Right is then exercisable, on the condition, however, that such event actually occurs; and if such event actually occurs, such exercise shall be deemed effective (and, if applicable, the Rights holder shall be deemed a shareholder with respect to the Rights exercised) immediately preceding the occurrence of such event, or the date of record for shareholders entitled to share in such event, if a record date is set.
          (c) Where Company Survives. Section 9.1(b) shall not apply-to a merger or consolidation in which the Company is the surviving corporation, unless shares of Stock are converted into or exchanged for securities other than publicly-traded common stock, cash (excluding cash in payment for fractional shares) or any other thing of value. Notwithstanding the preceding sentence, in case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive an amount of money payable by cash or cash equivalent or other property) of the shares of Stock (other than a change in par. value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Administrator may provide that the holder of each Right then exercisable shall have the right to exercise such Right solely for the kind and amount of shares of Stock and other securities (including those of any new direct or indirect Parent of the Company), property, cash or any combination thereof receivable upon such reclassification change, consolidation or merger by the holder of the number of shares of Stock for which such Right might have been exercised.
          (d) Surviving Corporation Defined. The determination as to which party to a merger or consolidation is the “surviving corporation” shall be made on the basis of the relative equity interests of the shareholders in the corporation existing after the merger or consolidation, as follows: if immediately following any merger or consolidation the holders of outstanding voting securities of the Company immediately prior to the merger or consolidation own equity securities possessing more than 50% of the voting power of the corporation existing following the merger or consolidation, then for purposes of this Plan, the Company shall be the surviving corporation. In all other cases, the Company shall not be the surviving corporation. In making the determination of ownership by the shareholders of a corporation immediately after the merger or consolidation, of equity securities pursuant to this Section 9.1(d), equity securities which the shareholders owned immediately before the merger or consolidation as shareholders of another party to the transaction shall be disregarded. Further, for purposes of this Section 9.1(d) only, outstanding voting securities of a corporation shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

          (e) Par Value Changes. In the event of a change in the Stock of the Company as presently constituted which is limited to a change of all of its authorized shares with par value, into the same number of shares without par value, or a change in the par value, the shares resulting from any such change shall be “Stock” within the meaning of the Plan.
     Section 9.2 Decision of Administrator Final. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive; provided, however, that each Incentive Stock Option granted pursuant to the Plan shall not be adjusted without the prior consent of the Holder thereof in a manner that causes such Stock Option to fail to continue to qualify as an Incentive Stock Option.
     Section 9.3 No Other Rights. Except as hereinbefore expressly provided in this Article 9, no Rights holder shall have any rights by reason of any subdivision or consolidation of shares of Stock or the payment of any dividend or any other increase or decrease in the number of shares of Stock of any class or by reason of any of the events described in Section 9.1, above, or any other issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class; and except as provided in this Article 9, none of the foregoing events shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to Rights. The grant of a Right pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.
     Section 9.4 No Rights as Shareholder. Except as specifically provided in this Article 9, a Rights holder or a transferee of a Right shall have no rights as a shareholder with respect, to any shares covered by the Rights until the date of the issuance of a Stock certificate to him or her for such shares, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Stock certificate is issued, except as provided in Section 9.1(b).
     Section 9.5 Term of Employment Unaffected. The receipt of an option does not give the optionee any right to continued employment by the Company or a subsidiary for any period, nor shall the granting of the option or the issuance of the shares on exercise thereof give the Company or any subsidiary any right to the continued services of the optionee for any period.
ARTICLE 10
AMENDMENT AND TERMINATION
     The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under any Right theretofore granted without such Participant’s consent, or which without the approval of the shareholders would:
          (a) except as provided in Article 9, materially increase the total number of shares of Stock reserved for the purposes of the Plan;

          (b) materially increase the benefits accruing to Participants or Eligible Persons under the Plan; or
          (c) materially modify the requirements for eligibility under the Plan. The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Article 3, no such amendment shall impair the rights of any holder without his or her consent.
ARTICLE 11
GENERAL PROVISIONS
     Section 11.1 General Restrictions.
          (a) No View to Distribute. The Administrator may require each person acquiring shares of Stock pursuant to the Plan to represent to and agree with the Company in writing that such person is acquiring the shares without a view towards distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.
          (b) Legends. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     Section 11.2 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
     Section 11.3 Disqualifying Dispositions; Withholding Taxes.
          (a) Disqualifying Disposition. Any Participant who shall make a “disposition” (as defined in the Code) of all or any portion of an Incentive Stock Option within two years from the date of grant of such Incentive Stock Option or within one year after the issuance of the shares of Stock acquired upon exercise of such Incentive Stock Option, shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Stock, and to maintain all such shares of Stock in his or her name so long as he or she maintains beneficial ownership of such shares of Stock.
          (b) Withholding Required. Each Participant shall, no later than the date as of which the value derived from a Right first becomes includable in the gross income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Right or its exercise. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Participant shall, to the extent permitted by law, have the right to request that the Company deduct any such taxes from any payment of any kind otherwise due to the Participant.
          (c) Withholding Right. The Administrator may, in its discretion, grant a Rights holder the right (a “Withholding Right”) to elect to make such payment by irrevocably requiring the Company to withhold from shares issuable upon exercise of the Right that number of full shares of Common Stock having a Fair Market Value on the Tax Date (as defined below) equal to the amount (or portion of the amount) required to be withheld. The Withholding Right may be granted with respect to all or arty. portion of the Right.
          (d) Exercise of Withholding Right. To exercise a Withholding Right, the Rights holder must follow the election procedures set forth below, together with such additional procedures and conditions as may be set forth in the related Rights agreement or otherwise adopted by the Administrator:
     (i) The Rights holder must deliver to the Company his or her written notice of election (the “Election”) to have the Withholding Right apply to all (or a designated portion) of his or her Right.
     (ii) Unless disapproved by the Administrator as provided in Subsection (iii) below, the Election once made will be irrevocable.
     (iii) no Election is valid unless the Administrator consents to the Election; the Administrator has the right and power, in its sole discretion, with or without. cause or reason therefor, to consent to the Election, to refuse to consent to the Election, or to disapprove the Election; and if the Administrator has not consented to the Election on or prior to the date that the amount of tax to be withheld is, under applicable federal income tax laves, fixed and determined by the Company (the “Tax Date”), the Election will be deemed approved.
     (iv) If the Rights holder on the date of delivery of the Election to the Company is a Section 16(b) Person, the following additional provisions will apply
     (A) the Election cannot be made during the six calendar month period commencing with the date of the grant of the Withholding Right (even if the Right to which such Withholding Right relates has been granted prior to such date); provided, that this Subsection (A) is not applicable to any Rights holder at any time subsequent to the death, Disability or Retirement of the Rights holder;
     (B) the Election can only be made on a date which is six calendar months or more prior to the Tax Date; and
     (C) notwithstanding any other provision of this Section 11.3(d)(iv), no Section 16(b) Person shall have the right to make any Election prior to the time that the Company has been subject to the reporting requirements of Section 13(a) of the Exchange Act for at least a year and has filed all reports and statements required to be filed pursuant to that Section for that year.
          (e) Effect. If the Administrator consents to an Election of a Withholding Right:
     (i) Upon the exercise of the Right (or any portion thereof) to. which the Withholding Right relates, the Company will withhold from the shares otherwise issuable that number of full shares of Stock having an actual Fair Market Value equal to the amount (or portion of the amount, as applicable) required to be withheld under applicable federal and/or state income tax laws as a result of the exercise; and
     (ii) if the Rights holder is then a Section 16(b) Person who has made an Election, the related Right array not be exercised, nor may any shares of Stock issued pursuant thereto be sold, exchanged or otherwise transferred, if the result of such exercise, or such transaction, would cause the Tax Date to be less than sir full calendar months following the date of the Election.
     Section 11.4 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Administrators shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which they or any one of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any option granted under the Plan, and against all amounts paid by them in settlement thereof (provided that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Administrator shall, in writing, offer the Company the opportunity at its own, expense to handle and defend such action, suit or proceeding.
     Section 11.5 Loans. The Company may make loans to Optionees and Offerees as the Administrator, in its discretion, may determine in connection with the exercise of outstanding Stock Options and Purchase Rights granted under the Plan. Such loans shall (i) be evidenced by promissory notes entered into by the holders in favor of the Company; (ii) be subject to the terms and conditions set forth in this Section 11.5 and such other terms and conditions, not inconsistent with the Plan, as the. Administrator shall determine; and (iii) bear interest, if any, at such rate as the Administrator shall determine. In no event may the principal amount of any such loan exceed the Exercise Price or the Purchase Price less the par value of the shares of Stock covered by the Stock Option or Purchase Right, or portion thereof, exercised by the Optionee or Offeree. The initial term, of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal and applicable interest and the conditions upon which the loan will become payable in the event of the holder’s termination of employment shall be determined by the Administrator; provided, however, that the term of the loan, inducing extensions, shall not exceed 10 years. Unless the Administrator determines otherwise, when a loan shall have been made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loam and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.
     Section 11.6 Special Terminating Events. If a Special Terminating Event occurs, all Rights theretofore granted to such Rights holder may, unless earlier terminated in accordance with their terms, be exercised by the flights holder or by his or her estate or by a person who acquired the right to exercise such Right by bequest or inheritance or otherwise by reason of the death or Disability of the Rights holder, at any time within one year after the dare of the Special Terminating Event. Notwithstanding the foregoing, an Incentive Stock Option shall only be exercisable at any time within three months after the date of Retirement or termination of employment of an Optionee.
     Section 11.7 Termination of Employment. Except as provided in this Section 11.7, no Right may be exercised unless the Right holder is then a Director of the Company, or in the employ of the Company or any Parent or Subsidiary, or rendering services as a consultant to the Company or any Parent or Subsidiary, and unless he or she has remained continuously so employed or engaged since the Date of Grant. If the employment or services of a Right holder shall terminate (other than by reason of a Special Terminating Event), all Rights previously granted to the Right holder which are exercisable at the time of such termination may be exercised for the period ending 90 days after such termination, unless otherwise provided in the Stock Option Agreement; provided, however, that no Right may be exercised following the date of its expiration. Nothing in the Plan or in any Right granted pursuant to the Plan shall confer upon an employee any right to continue in the employ of the Company or any Parent or Subsidiary or interfere in any way with the right of the Company or any Parent or Subsidiary to terminate such employment at any time.
     Section 11.8 Non-Transferability of Rights. Each Stock Option Agreement shall provide that the Rights granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and the Rights may be exercised, during the lifetime of the Rights holder, only by the Rights holder or by his or her guardian or legal representative.
     Section 11.9 Regulatory Matters. Each Stock Option Agreement shall provide that no shares shall be purchased or sold thereunder unless and until (i) any then applicable requirements of state or federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel; and (ii) if required to do so by the Company, the Optionee or Offeree shall have executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Board or Committee may require.
     Section 11.10 Recapitalizations. Each Stock Option Agreement shall contain provisions required to reflect the provisions of Article 8.

     Section 11.11 Delivery. Upon exercise of a % granted under this Plan, the Company shall issue Stock or pay any amounts due within a reasonable -period of time thereafter. Subject to any statutory obligations the Company may otherwise have, for purposes of this Plan, thirty days shall be considered a reasonable period of time.
     Section 11.12 Other Provisions. The Stock Option Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Rights, as the Administrator may deem advisable.
ARTICLE 12
EFFECTIVE DATE OF PLAN
     The Plan shall become effective on the date on which the Plan is adopted by the Board, subject to approval by the Company s shareholders, which approval must be obtained within one year from the date the Plan is adopted by the Board.
ARTICLE 13
TERRE OF PLAN
     No Right shall be granted pursuant to the Plan on or after December 31, 2007, but Rights theretofore granted may extend beyond that date.
ARTICLE 14
INFORMATION TO RIGHTS HOLDERS
     The Company will cause a report to be sent to each Rights holder not later than 120 days after the end of each fiscal year. Such report shall consist of the financial statements of the Company for such fiscal year and shall include such other information as is provided by the Company to its shareholders.